EXHIBIT 5.1

K&L GATES LLP ONE NEW CHANGE LONDON EC4M 9AF T +44 (0)20 7648 9000 F +44 (0)20 7648 9001 klgates.com

Amarin Corporation Plc One New Change London EC4M 9AF STRICTLY PRIVATE & CONFIDENTIAL	Tom Sibert tom.sibert@klgates.com T +44 (0)20 7360 8197 Our ref TJS/6002745.00081 LDE No 58 London/Chancery Lane

24 April 2015

Dear Sirs

AMARIN CORPORATION PLC (THE “COMPANY”)

This opinion is being delivered to you in connection with a registration statement on Form S-3 (the “Registration Statement”), filed with the United States Securities and Exchange Commission (the “SEC”) on 9 April 2015 and as amended on 24 April 2015, under the United States Securities Act of 1933 as amended (the “US Securities Act”), and the allotment and issue of certain securities by the Company pursuant to the securities subscription agreement dated 5 March 2015 between the Company and the Purchasers (as such term is defined therein) (the “Securities Subscription Agreement”).

1.	SECURITIES

The Registration Statement is filed in connection with the issue by the Company on 30 March 2015, pursuant to the Securities Subscription Agreement, of 352,150,790 preference shares of £0.05 each in the capital of the Company and designated Series A Preference Shares (the “Series A Preference Shares”).

2.	DOCUMENTS

For the purposes of this opinion, we have examined only the following:

2.1	a copy of the Registration Statement in the form filed on 9 April 2015, as amended on 24 April 2015, under the US Securities Act (excluding its exhibits);

2.2	a Certificate of Good Standing issued by the Registrar of Companies in England and Wales in respect of the Company dated 24 April 2015;

2.3	a certificate (the “Secretary’s Certificate”) from the Company Secretary of the Company (the “Secretary”) of the same date as this opinion confirming, inter alia (i) that the copy of the Articles (referred to in paragraph 2.4 below) attached to the Secretary’s Certificate is correct and up-to-date; (ii) that the board meeting and the committee meeting referred to in paragraphs 2.6 and 2.7 respectively below were duly convened and held and that the resolutions set out in the extract of the minutes of each meeting (the “Board Resolutions”) were duly passed; (iii) that the shareholders’ meeting referred to in paragraph 2.8 below was duly convened and held and that the resolutions set out in the print of resolutions filed at Companies House (the “Shareholder Resolutions”) were duly

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passed; (iv) that the Company no longer has an authorised but unissued share capital, and that there are no other limits under the constitution of the Company on the powers of the directors to allot shares or to grant rights to subscribe for shares; (v) the nominal amount of shares which the directors are authorised to allot or grant rights to subscribe for under section 551 of the UK Companies Act 2006 (the “2006 Act”); and (vi) the extent of the powers to allot equity securities conferred on the directors under section 570 of the 2006 Act;

2.4	copies of the certificate of incorporation, certificates of incorporation on change of name and articles of association of the Company (the “Articles”), copies of which are attached to the Secretary’s Certificate;

2.5	information on the file held at Companies House in respect of the Company disclosed by an online search of such file carried out by us at Companies House at 11:45 a.m. on 24 April 2015 (the “Companies Registry Search”) and information disclosed by an enquiry by telephone at the Central Index of Winding Up Petitions, London on 24 April 2015 at 11:47 a.m. with respect to the Company (the “Central Index Search”);

2.6	a copy of the minutes of a meeting of the board of directors of the Company dated 8 December 2014, a copy of which is attached to the Secretary’s Certificate;

2.7	a copy of the minutes of a meeting of a committee of the board of directors of the Company dated 5 March 2015, inter alia, establishing the Series A Preference Shares, a copy of which is attached to the Secretary’s Certificate;

2.8	a print of the resolutions of the Company passed at a meeting of the Company on 6 July 2010, authorising the board of directors of the Company to allot shares and to grant rights to subscribe for shares and empowering the directors to allot equity securities, a copy of which is attached to the Secretary’s Certificate;

2.9	a copy of the executed Securities Subscription Agreement, a copy of which is attached to the Secretary’s Certificate, but excluding any exhibits thereto; and

2.10	copies of the subscription letters in respect of the Series A Preference Shares from the Purchasers to the Company, copies of which are attached to the Secretary’s Certificate (the “Subscription Letters”).

3.	ASSUMPTIONS

For the purposes of this opinion we have assumed without investigation:

3.1	the authenticity, accuracy and completeness of all documents submitted to us as originals or copies, the genuineness of all signatures and the conformity to original documents of all copies;

3.2	the capacity, power and authority of each of the parties (other than the Company) to any documents reviewed by us;

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3.3	the due execution and delivery of any documents reviewed by us in compliance with all requisite corporate authorisations;

3.4	that all agreements and documents examined by us that are governed by the laws of any jurisdiction other than England and Wales were as at the date of allotment and issue of the Series A Preference Shares and are on the date of this opinion legal, valid and binding under the laws by which they are (or are expressed to be) governed;

3.5	that the contents of the Secretary’s Certificate were true and not misleading when given and remain true and not misleading as at the date of this opinion and that there is no matter not referred to in the Secretary’s Certificate which would make any of the information in the Secretary’s Certificate incorrect or misleading;

3.6	that the Board Resolutions have not been and will not be amended or rescinded and were at 30 March 2015, are at the date of this opinion and will remain in full force and effect, and that the minutes of the meeting at which such resolutions were passed have been signed by the chairman of the meeting and filed in the Company’s minute book;

3.7	that the Shareholder Resolutions have not been and will not be amended or rescinded and were at 30 March 2015, are at the date of this opinion and will remain in full force and effect, and that the minutes of the meeting at which such resolutions were passed have been signed by the chairman of the meeting and filed in the Company’s minute book;

3.8	that the directors present at each of the meetings referred to in paragraph 3.6 above duly declared any personal interest in the business transacted at the meeting and were entitled to count in the quorum and to vote in respect of the resolutions passed at the meeting and that in approving the allotment and issue of Series A Preference Shares in accordance with the terms of the Securities Subscription Agreement and the Subscription Letters, the directors were and will be acting in good faith and without any conflict of interest which was not fully disclosed and properly approved;

3.9	that no event has occurred since the issue of the Certificate of Good Standing referred to at paragraph 2.2 above such that the Registrar of Companies would decline to issue a similar certificate as at the date of this opinion;

3.10	having undertaken the Companies Registry Search and the Central Index Search and having made enquiries of the Secretary and examined the Certificate of Good Standing referred to in paragraph 2.2 above (together, the “Searches and Enquiries”) (but having made no other searches or enquiries) and the Searches and Enquiries not revealing any of the same, that on the date of allotment and issue of the Series A Preference Shares and on the date of this opinion no resolution has been passed and no petition has been presented and no order has been made for the administration, winding up or dissolution of the Company and no receiver, administrative receiver, administrator, liquidator, provisional liquidator, trustee or similar officer has been appointed in relation to the Company or any of its assets;

3.11	that no change has occurred to the information on the file at Companies House in respect of the Company since the time of the Companies Registry Search;

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3.12	that the Companies Registry Search revealed all matters required by law to be notified to the Registrar of Companies and that the information revealed is complete and accurate as of the date of the Companies Registry Search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.13	that the information revealed by the Central Index Search is complete and accurate as of the date of such search and that further searches would not have revealed additional or different matters that could have affected the opinions contained in this opinion;

3.14	that the centre of main interests, as such term is defined in Article 3(1) of the European Regulation on Insolvency Proceedings (EC No. 1346/2000), of the Company is and remains in England;

3.15	that:

(a)	no Series A Preference Shares were allotted or issued at a discount to their nominal value (whether in pounds sterling or equivalent in any other currency);

(b)	no alteration had been made to the Articles or the rights attaching to the Series A Preference Shares as at the date of allotment and issue of the Series A Preference Shares;

(c)	as at the date of allotment and issue of the Series A Preference Shares, the directors of the Company had sufficient authority and powers conferred on them to allot and issue such Series A Preference Shares under section 551 of the 2006 Act and under section 570 of the 2006 Act as if section 561 of the 2006 Act did not apply to such allotment and the directors of the Company did not allot or issue (or purport to allot or issue) Series A Preference Shares and did not grant rights (or purport to grant rights) to subscribe for Series A Preference Shares in excess of such powers or in breach of any other limitation on their powers to allot and issue Series A Preference Shares or grant rights to subscribe for Series A Preference Shares;

(d)	at the time of allotment and issue of the Series A Preference Shares, the Company had received in full a ‘cash consideration’ (as such term is defined in section 583(3) of the 2006 Act) equal to the subscription price payable for the Series A Preference Shares (such subscription price being no less than the nominal value of such Series A Preference Shares, whether in pounds sterling or equivalent in any other currency) and had entered the holder or holders thereof in the register of members of the Company showing that all the Series A Preference Shares had been fully paid up as to their nominal value and any premium thereon as at the date of their allotment; and

(e)	the Series A Preference Shares were allotted and issued in accordance with the terms set out in the Securities Subscription Agreement and the Subscription Letters and in accordance with the Articles;

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3.16	that:

(a)	the conversion of Series A Preference Shares into ordinary shares of £0.50 each in the capital of the Company (“Ordinary Shares”) in accordance with the Articles and the rights attaching to the Series A Preference Shares will be effected by the consolidation and redesignation of the Series A Preference Shares into Ordinary Shares on the basis of 10 Series A Preference Shares being consolidated into one consolidated Series A preference share of £0.50 and the redesignation of each consolidated Series A preference share as an Ordinary Share;

(b)	the conversion of Series A Preference Shares into Ordinary Shares in accordance with the Articles and the rights attaching to the Series A Preference Shares will not result in any fractional entitlement to Ordinary Shares; and

(c)	the conversion of the Series A Preference Shares into Ordinary Shares will be in accordance with the terms set out in the Securities Subscription Agreement and in accordance with the Articles and the rights attaching to the Series A Preference Shares;

3.17	that no Series A Preference Shares or Ordinary Shares or rights to subscribe for Series A Preference Shares or Ordinary Shares have been or shall be offered to the public in the United Kingdom in breach of the Financial Services and Markets Act 2000 (“FSMA”) or of any other UK laws or regulations concerning the offer of securities to the public, and no communication has been or shall be made in relation to the Series A Preference Shares or Ordinary Shares in breach of section 21 of FSMA or any other UK laws or regulations relating to offers or invitations to subscribe for, or to acquire rights to subscribe for or otherwise acquire, shares or other securities;

3.18	that no shares or securities of the Company were at the date of allotment and issue of the Series A Preference Shares or are listed on any recognised investment exchange in the United Kingdom (as defined in section 285 of FSMA) or traded on any prescribed market (as defined in the Financial Services and Markets Act 2000 (Prescribed Markets and Qualifying Investments) Order 2001);

3.19	that in issuing and allotting the Series A Preference Shares the Company was not carrying on a regulated activity for the purposes of section 19 of FSMA, including (but without limitation) pursuant to Article 5 of the Financial Services and Markets Act 2000 (Regulated Activities) Order 2001;

3.20	that the Company’s place of central management and control was not at the date of allotment and issue of the Series A Preference Shares and is not in the UK, the Channel Islands or the Isle of Man for the purposes of the City Code on Takeovers and Mergers;

3.21	that the Registration Statement shall have been declared effective and such effectiveness shall not have been terminated or rescinded;

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3.22	that the Company has complied (and will continue to comply) with all applicable anti-terrorism, anti-corruption, anti-money laundering, sanctions and human rights laws and regulations; and

3.23	that there has been since the date of allotment and issue of the Series A Preference Shares and will be after the date of this opinion no change to the Articles, the Registration Statement, the Securities Subscription Agreement or the rights attaching to the Series A Preference Shares or the Ordinary Shares which would affect any of the opinions given in this opinion.

4.	OPINION

4.1	Based upon and subject to the foregoing, and subject to the reservations mentioned below and to any matters not disclosed to us, we are of the opinion that:

(a)	the Company is a public limited company duly incorporated and validly existing and in good standing under English law;

(b)	upon allotment and issue thereof and payment therefor pursuant to the Securities Subscription Agreement and the Subscription Letters, the Series A Preference Shares were validly issued, fully paid and non-assessable; and

(c)	upon the conversion of the Series A Preference Shares into Ordinary Shares in accordance with the assumptions above, the Securities Subscription Agreement, the Articles and the rights attaching to the Series A Preference Shares, the Ordinary Shares created by the consolidation and redesignation of the Series A Preference Shares will be validly issued, fully paid and non-assessable.

4.2	For the purposes of this opinion we have assumed that the term “non-assessable” in relation to the Series A Preference Shares and the Ordinary Shares means under English law that holders of such Series A Preference Shares or Ordinary Shares, in respect of which all amounts due on such Series A Preference Shares or Ordinary Shares as to the nominal amount and any premium thereon have been fully paid, will be under no obligation to contribute to the liabilities of the Company solely in their capacity as holders of such Series A Preference Shares or Ordinary Shares.

5.	RESERVATIONS

Our reservations are as follows:

5.1	we express no opinion as to matters of United Kingdom taxation or any liability to tax (including, without limitation, stamp duty and stamp duty reserve tax) which may arise or be incurred as a result of or in connection with the allotment and issue of the Series A Preference Shares or their conversion into Ordinary Shares, or as to tax matters generally;

5.2	we express no opinion on European Community law as it affects any jurisdiction other than England;

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5.3	the obligations of the Company are subject to all laws from time to time in effect relating to bankruptcy, insolvency, liquidation, administration, reorganisation or any other laws (or other legal or equitable remedies) or legal procedures affecting the rights of creditors or their enforcement;

5.4	we have relied entirely on the facts, statements and confirmations contained in the Secretary’s Certificate and we have not undertaken any independent investigation or verification of the matters referred to in the Secretary’s Certificate;

5.5	we express no opinion as to any law other than English law in force, and as interpreted, at the date of this opinion. We are not qualified to, and we do not, express an opinion on the laws of any other jurisdiction. In particular and without prejudice to the generality of the foregoing, we have not independently investigated the laws of the United States of America or the State of New York or the rules of any non-UK regulatory body (including, without limitation, the SEC) or any investment exchange outside the United Kingdom (including, without limitation, the NASDAQ Stock Market LLC) for the purpose of this opinion;

5.6	this opinion deals exclusively with the statutory authorities and powers required by the directors of the Company to allot the Series A Preference Shares and not with any contractual restrictions which may be binding on the Company or its directors or any investing institutions’ guidelines;

5.7	the expression “in good standing” in paragraph 4.1(a) above means that according to the documents on the file of the Company in the custody of the Registrar of Companies, the Company has been in continuous and unbroken existence since the date of its incorporation and that no notification has been received by the Registrar of Companies that it is in liquidation or administration;

5.8	the Companies Registry Search may not completely and accurately reflect the situation of the Company at the time it was made due to (i) failure of the Company to file documents that ought to be filed, (ii) statutory prescribed time-periods within which documents evidencing actions may be filed, (iii) the possibility of additional delays (beyond the statutory time-limits) between the taking of the action and the necessary filing with the Registrar of Companies, (iv) the possibility of delays by the Registrar of Companies or his staff in the registration of documents and their subsequent copying onto public records and (v) errors and mis-filing that may occur;

5.9	the Central Index Search may not completely and accurately reveal whether or not petitions for winding-up orders or administration orders have been lodged, since (i) whilst in relation to winding-up petitions it should show all such petitions issued in England and Wales, it is limited to petitions for administration issued in London only, (ii) there may be delays in entering details of petitions on the index, (iii) County Courts may not notify the Central Index immediately (if at all) of petitions which they have issued, (iv) enquiries of the Central Index, in any event, only show petitions presented since June 1994 and (v) errors and mis-filing may occur;

5.10	the list of members maintained by the Company’s registrars does not disclose details of the payment up of any Ordinary Shares, such details being recorded by or on behalf of

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the Company in a separate register of allotments which contains certain of the information required under the 2006 Act and we assume that the same procedure will be adopted in relation to the Series A Preference Shares to be allotted and issued as described in paragraph 1 above;

5.11	in relation to the assumption at paragraph 3.14 above, we understand that the Company moved its tax residence to the Republic of Ireland in 2008 and we have not considered the effect this change in tax residence may have on any of the matters covered by this opinion; and

5.12	a member of a company incorporated under the laws of England and Wales may apply to the English courts under Part 30 of the 2006 Act on the grounds that the affairs of the company are being or have been conducted in a manner unfairly prejudicial to members’ interests, and in such circumstances, the court may (inter alia) require the company to refrain from doing or continuing an act complained of by the petitioner and such an order may extend to the allotment of the Series A Preference Shares.

This opinion speaks only as at the date hereof. Notwithstanding any reference herein to future matters or circumstances, we have no obligation to advise the addressee (or any third party) of any changes in the law or facts that may occur or become known to us after the date of this opinion.

This opinion is given on condition that it is governed by and shall be construed in accordance with English law as in force and as interpreted at the date of this opinion and that the English courts shall have exclusive jurisdiction to settle any dispute or claim that arises out of or in connection with this opinion.

This opinion is given solely in connection with the filing of the Registration Statement and allotment and issue of the Series A Preference Shares. We hereby consent to the filing of this opinion in its full form and the use of our name under the caption “Legal Matters” contained in the Registration Statement or in such other form as we may approve in writing.

In giving such consent, if and to the extent that this might otherwise apply in relation to the giving of an opinion governed by English law, we do not admit that we are in the category of persons whose consent is required under Section 7 of the US Securities Act or the Rules and Regulations thereunder.

Yours faithfully

/s/ K&L Gates LLP

K&L Gates LLP